UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14D-9
Solicitation/Recommendation Statement
under Section 14(d)(4) of the Securities Exchange Act of 1934
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MPG OFFICE TRUST, INC.
(Name of Subject Company)

MPG OFFICE TRUST, INC.
(Names of Person(s) Filing Statement)
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7.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share
(Title of Class of Securities)
553274200
(CUSIP Number of Class of Securities)
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David Weinstein
MPG Office Trust, Inc.
355 South Grand Avenue, Suite 3300
Los Angeles, CA 90071
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)
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with copies to:
Julian Kleindorfer, Esq.
Bradley A. Helms, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
(213) 485-1234
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☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by MPG Office Trust, Inc.
on April 25, 2013 (including all exhibits attached thereto) are incorporated herein by reference.